EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 2 to Registration Statement No. 333-198151 of our report dated July 10, 2014, except for the capital reorganization which has the effect of a share split as described in Note 21, as to which the date is September 15, 2014, relating to the financial statements of ProQR Therapeutics B.V., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands

September 17, 2014